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                                  Exhibit 5.1

       Opinion and consent of Alston & Bird LLP with respect to legality

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                        [ALSTON & BIRD LLP LETTERHEAD]

                                 July 21, 1999

Saks Credit Corporation
140 Industrial Drive
Elmhurst, Illinois 60126

     Re: Saks Credit Card Master Trust -- Series 1999-1 Class A and Series 1999-1 Class B Asset Backed Certificates

Ladies and Gentlemen:

          We have acted as counsel to Saks Credit Corporation (the "Transferor") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), as supplemented by the Prospectus Supplement thereto dated July 14, 1999, relating to the offering of Class A Floating Rate Asset Backed Certificates Series 1999-1 (the "Class A Certificates") and Class B Floating Rate Asset Backed Certificates Series 1999-1 (the "Class B Certificates", and together with the Class A Certificates, the "Offered Certificates") representing undivided interests in the Saks Credit Card Master Trust (the "Trust"). The Offered Certificates will be issued pursuant to the Master Pooling and Servicing Agreement dated as of August 21, 1997 (as amended, the "Pooling and Servicing Agreement") and the Series 1999-1 Supplement thereto dated as of July 21, 1999 (the "Series 1999-1 Supplement") by and among the Transferor, Saks Incorporated, as servicer (the "Servicer") and Norwest Bank Minnesota, National Association, as trustee (the "Trustee").

          We have examined the Pooling and Servicing Agreement and the Series 1999-1 Supplement. We also have examined and relied upon such other records, documents and other instruments that in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. In such examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

          Based on the foregoing, we are of the opinion that the Offered Certificates are legally issued, fully paid, non-assessable and binding obligations of the Trust, and the holders of the Offered Certificates are entitled to the benefits of the Pooling and Servicing Agreement and the Series 1999-1 Supplement.

          The foregoing opinion is subject to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, arrangement, fraudulent

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conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                  Yours very truly,

                                  ALSTON & BIRD LLP

                                  By: /s/ Ralph F. MacDonald, III
                                      ---------------------------
                                      Ralph F. MacDonald, III

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